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                                                                    EXHIBIT 12.2

                  HOST MARRIOTT CORPORATION AND SUBSIDIARIES
              COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

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                                                                  1st Quarter                         Fiscal Year
                                                                 --------------      -----------------------------------------------
                                                                  1998    1997        1997     1996       1995       1994      1993
                                                                 ------  ------      ------   ------     ------     ------    ------

Income (loss from continuing operations before income taxes.....  $ 52    $ 11        $ 83     $ (8)     $ (75)     $ (16)    $ (65)
Add (deduct)
   Fixed charges................................................   100      81         378      285        206        184       157
   Capitalized interest.........................................    --      (1)         (1)      (3)        (5)       (10)       (8)
   Amortization of capitalized interest.........................     1       1           5        7          6          8         5
   Net losses related to certain 50% or less owned affiliate....    --      --          (1)       1          2          5        22
   Minority interest in consolidated affiliates.................    16      11          32        6          2          1         1
                                                                 ------  ------      ------   ------     ------     ------    ------
Adjusted earnings...............................................  $169    $103        $496     $288       $136       $172      $112
                                                                 ======  ======      ======   ======     ======     ======    ======

Fixed charges:
   Interest on indebtedness and amortization of deferred
    financing costs.............................................  $ 82    $ 63        $302     $239       $178       $165      $147
   Dividends on Convertible Preferred Securities of Subsidiary
    Trust.......................................................     9       9          37        3         --         --        --
   Portion of rents representative of the interest factor.......     9       9          39       33         17         11         2
   Debt service guarantee interest expense of unconsolidated
    affiliates..................................................    --      --          --       10         11          8         8
                                                                 ------  ------      ------   ------     ------     ------    ------

Total fixed charges.............................................  $100    $ 81        $378     $285       $206       $184      $157
                                                                 ======  ======      ======   ======     ======     ======    ======

Ratio of earnings to fixed charges and preferred stock
 dividends......................................................  1.69x   1.27x       1.31x    1.01x        --         --        --
                                                                 ======  ======      ======   ======     ======     ======    ======

Deficiency of earnings to fixed charges and preferred stock
 dividends......................................................    --      --          --       --       $ 70       $ 12      $ 45
                                                                 ======  ======      ======   ======     ======     ======    ======
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